AXS-ONE INC.

RESALE RESTRICTION AGREEMENT

This RESALE RESTRICTION AGREEMENT (the "Agreement") dated as of October 26, 2005 is made by and between AXS-One Inc., a Delaware corporation (the "Company"), and the option holder set forth on the signature page hereto (the "Holder") with respect to certain stock option award agreements (the "Option Agreements") entered into under any of the Plans (as defined below).

WHEREAS, the Holder has been granted one or more options, with an exercise price of $2.10 or more per share as of October 26, 2005 (the "Options"), to acquire shares of common stock of the Company, par value $0.01 per share (the "Common Stock"), pursuant to one or more of (i) the AXS-One, Inc. 2005 Stock Incentive Plan (the "2005 Plan"), (ii) the AXS-One, Inc. 1998 Stock Option Plan (the "1998 Plan") or (iii) the AXS-One, Inc. 1995 Stock Option Plan (the "1995 Plan" and together with the 1998 Plan and the 2005 Plan, the "Plans").

WHEREAS, the Options are fully vested and exercisable by reason of an action of the Company's Board of Directors effective October 26, 2005; and

WHEREAS, the Company wishes to impose certain resale restrictions (the "Resale Restrictions") on the shares of Common Stock issued or issuable upon exercise of the Options (the "Option Shares") on the terms and conditions more fully set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    For each of the Plans under which the Holder has been granted Options, Exhibit A sets forth the date of such grant(s) (each, a "Grant"), the exercise price and the date or dates of termination of the Resale Restrictions with respect to the Option Shares for each applicable Grant (which shall correspond to the prior vesting dates and share amounts). With respect to any Option Shares, the restriction period (the "Restriction Period") shall be a period beginning on the date of this Agreement and ending on the date listed on Exhibit A under the heading "Restriction Termination Date" with respect to such Option Shares.

2.    The Holder irrevocably agrees that the Holder will not, directly or indirectly, whether for such Holder or on behalf of any entity such Holder controls or is affiliated with:

(a)    offer for sale, sell, pledge, assign, hypothecate or otherwise create any interest in or dispose of (or enter into any transaction or device that is designed to, or could reasonably be expected to, result in any of the foregoing) any Option Shares during the Restriction Period applicable to such Option Shares, or

(b)    enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such Option Shares during the Restriction Period applicable to such Option Shares, including, but not limited to, short sales, puts, calls or other hedging transactions, including private hedging transactions, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise, during the Restriction Period with respect to the applicable Option Shares.

3.    The Company and its transfer agent are authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement. Any attempted transfer by the Holder in breach of this Agreement shall be null and void. Any Option Shares subject to a Restriction Period may be retained in the physical custody of the Company or may contain a restrictive legend, stop transfer order or other applicable restriction, at the Company's sole discretion.

4.    Notwithstanding the foregoing, (a) at such time as the Holder's employment or service with the Company is terminated for any reason or (b) immediately prior to a Change in Control (as defined in the applicable Plan) of the Company, 100% of the Option Shares shall become free from the Resale Restrictions.

5.    The Holder hereby warrants and represents as follows:

(i)    The Holder is familiar with the terms of this Agreement and the Holder has had the opportunity to discuss in detail the terms of this Agreement with the executive officers of the Company; and

(ii)    The Holder has the full authority and capacity to enter into and carry out all the terms of this Agreement, and the Holder is not subject to or bound by any agreement or instrument, or the order of any court or other governmental authority which in any way restricts the Holder's authority or capacity to enter into and carry out all the terms of this Agreement.

6.    This Agreement, the applicable Option Agreements and the applicable Plans constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior understandings and agreements of the Company and the Holder with respect to the subject matter hereof, and this Agreement may not be modified except by means of a writing signed by the Company and the Holder. The Resale Restrictions pursuant to this Agreement shall not be deemed to supersede, but shall be in addition to, any restrictions on resale of Option Shares pursuant to an applicable Option Agreement or Plan. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties. Nothing in this Agreement (except as expressly provided herein) is intended to confer any rights or remedies on any persons other than the parties. Should any provision of this Agreement be determined to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

7.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, together, shall constitute one and the same instrument. A copy of any signature page hereto executed and delivered by facsimile or other means of electronic image transmission shall have the same force and effect as an original thereof.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Company:	AXS-ONE INC.

By: Name: Title:

Holder:
[Holder Signature]

[Print Holder Name]

Exhibit A to

Stock Restriction Agreement

Option Plan	Option Grant Date	Exercise Price	Number of Option Shares	Restriction Termination Date
1995 Plan
$

1998 Plan

2005 Plan